Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation or Organization

TNP

Texas-New Mexico Power Company	Texas

Facility Works, Inc.	Texas

TNP Operating Company	Texas

First Choice Power, Inc.	Texas